Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69776, 333-176085, and 333-229776 on Form S-8 of our report dated June 28, 2019, relating to the financial statements and financial statement schedules of Marsh & McLennan Companies 401(k) Savings & Investment Plan appearing in this Annual Report on Form 11-K of Marsh & McLennan Companies 401(k) Savings & Investment Plan for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
New York, New York
June 28, 2019